Exhibit 10.32

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made as of the 9th day of September 2005, by and between Triad Guaranty Inc., a Delaware corporation (the "Company"), and Mark K. Tonnesen ("Employee").

                                   WITNESSETH:

     WHEREAS, the Company desires to employ Employee and Employee is willing to accept such employment, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT AND TERM. The Company hereby employs Employee and Employee accepts employment with the Company as President and Chief Executive Officer of the Company, on the terms and conditions herein set forth, for a period commencing on September 14, 2005, and expiring on September 30, 2008, and thereafter for successive six (6) month periods unless either party gives written notice of the nonrenewal of this Agreement at least one year prior to the commencement of any such additional six (6) month period. Employee shall have such duties, responsibilities and authority as is commensurate with his position, and shall report to the Chairman of the Company's Board of Directors (the "Board"). Employee shall also perform such other or additional duties on behalf of the Company and its subsidiaries and affiliates as may be reasonably assigned to him by the Board from time to time.

2. EXTENT OF SERVICES. During the term hereof, Employee shall devote his entire attention and energy to the business and affairs of the Company on a full-time basis and shall not be engaged in any other business activity, regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage, unless the Company otherwise consents; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made and will not otherwise conflict with the provisions of this Agreement. Full-time, as used above, shall mean a forty (40) hour work week, or such longer work week, as the Board shall from time to time adopt. The foregoing shall not be deemed to prevent Employee from participating in any charitable or not-for-profit organization to a reasonable extent, provided however that Employee does not receive any salary or other remuneration from such charity or not-for-profit organization. Employee will be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading, of which he shall have received in writing.

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3.   COMPENSATION.

     (a) SALARY. During the term of this Agreement, the Company shall pay Employee an annual salary of not less than $450,000.00 ("Annual Salary"), payable in accordance with the Company's regular payroll procedures. During each year that this Agreement is in effect, the Company will review possible increases in Employee's salary at least annually, with any such increases subject to the determination of the Board.

     (b) BONUS. In addition to his Annual Salary, Employee shall be eligible to receive an annual bonus in an amount as may be determined by the Board, pursuant to a bonus plan which may then be in effect or otherwise. For calendar year 2005, the cash bonus shall be $200,000. For calendar year 2006, the cash bonus shall not be less than $450,000. For calendar years after 2006 the Company intends to adopt a bonus plan, and Employee shall be entitled to participate in any bonus plan for senior executives that the Company adopts.

4. BENEFITS. Employee shall be entitled to participate in all medical and other employee plans of the Company, if any, on the same basis as other executives of the Company, subject in all cases to the respective terms of such plans.

5. PTO. Employee shall be entitled to paid time off ("PTO") in accordance with the Company's PTO policy in effect at the time the PTO is taken as if Employee had at least ten (10) years of service with the Company. In the event that the full PTO is not taken by Employee, no PTO time shall accrue for use in future years, except in accordance with the Company's then existing policy for the carry forward of accrued PTO.

6. EXPENSES. Employee shall be entitled to prompt reimbursement for all reasonable expenses incurred by him in furtherance of the business of the Company in connection with his performance of his duties hereunder, in accordance with the policies and procedures established for executive officers of the Company, and provided Employee properly accounts for such expenses.

7.   TERMINATION.

     (a) DEATH. This Agreement and Employee's employment hereunder shall terminate immediately upon Employee's death. In such event, the Company shall be obligated to pay only (i) Employee's salary to the end of the month in which he dies; and (ii) a lump sum death benefit to Employee's estate equal to Employee's Annual Salary at the time of his death.

     (b) INCAPACITY. To the extent permitted by law, if Employee is absent from his employment for reasons of illness or other physical or mental incapacity which renders him unable to perform the essential functions of his position, with or without reasonable accommodation, for more than an aggregate of ninety (90) days, whether or not consecutive, in any period of twelve (12) consecutive months, then upon at least sixty


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          (60) days' prior  written  notice to Employee,  if such is  consistent with applicable law, the Company may terminate this Agreement and Employee's employment hereunder, unless, within that notice period, Employee shall have resumed performance of the essential functions of his positions, with or without reasonable accommodation. In the event of a termination of employment under this Section 7(b), the Company shall be obligated to pay Employee his salary from the date of such termination until the earlier of (i) the date on which coverage commences under the long-term disability insurance policy maintained by the Company for the benefit of Employee, if any, or (ii) the date two (2) months after the date of such termination.

     (c)  TERMINATION BY THE COMPANY.

          (i)  The  Company  may  terminate   this   Agreement  and   Employee's
               employment hereunder at any time for Cause. As used herein, "Cause" shall mean:

               (A) a material breach by Employee of his duties and obligations hereunder, including but not limited to gross negligence in the performance of his duties and responsibilities or the willful failure to follow the Board's directions; provided, however, that Cause shall not exist unless the Company has provided Employee with written notice setting forth the existence of the non-performance, failure or breach and Employee shall not have cured same within thirty (30) days after receiving such notice;

               (B) willful misconduct by Employee which in the reasonable determination of the Board has caused or is likely to cause material injury to the reputation or business of the Company;

               (C)  any  act  of  fraud,  material   misappropriation  or  other
                    dishonesty by Employee; or

               (D)  Employee's conviction of a felony.

          In the event of termination for Cause, the Company shall pay Employee his salary up to the date that is thirty (30) days after the delivery to him of the notice of termination, which date shall be for all purposes of this Section 7(c)(i) the date of termination of his employment, unless there has been a cure under Section 7(c)(i)(A). In the event of termination for Cause, Employee shall not receive any previously unpaid bonus or bonuses except any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

          (ii) Notwithstanding anything contained herein to the contrary, the Company also may terminate this Agreement and Employee's employment hereunder for any reason whatsoever, upon no less than sixty (60) days' prior written notice to Employee. In the event that the Company terminates this Agreement pursuant to the provisions of this Section 7(c)(ii), Employee shall be entitled to receive (i) his salary up to the date of termination set forth in the notice of termination, and (ii) a severance payment equal to the greater of $1.8 million or two hundred percent (200%) of the total Annual Salary paid to Employee by the Company during each of the two calendar years prior to the year of termination

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               (the "Severance  Payment").  Subject to Section 13(c) hereof,  at the option of the Company, the Severance Payment shall be payable either in a lump sum cash payment or in twenty-four (24) monthly installments commencing on the first day of the month following termination of this Agreement. If for any reason any court determines that any of the restrictions contained in Section 8 hereof are not enforceable, the Company shall have no obligation to pay the Severance Payment or any remaining installment thereof to Employee.

          (iii)If the Company is obligated by law (including the WARN Act or any similar state or foreign law) to pay Employee severance pay, a termination indemnity, notice pay, or the like, then any Severance Payments hereunder shall be reduced by the amount of any such other severance pay, termination indemnity, notice pay or the like, as applicable.

          (iv) Notwithstanding anything herein to the contrary, the payment of any Severance Payments hereunder to Employee shall be subject to the execution by Employee (and failure to revoke) of a general release of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Employee's employment hereunder, in a form and manner satisfactory to the Company and Employee.

     (d) TERMINATION BY EMPLOYEE. Employee may terminate this Agreement and his employment hereunder for any reason whatsoever, upon no less than sixty (60) days' prior written notice to the Company. In the event that Employee terminates this Agreement pursuant to the provisions of this Section 7(d) without "Good Reason" as hereinafter defined, Employee shall be entitled to receive his salary up to the date of termination set forth in the notice of termination, and in such event, Employee shall not receive any previously unpaid bonus or bonuses except any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination. If Employee resigns for Good Reason, then Employee's termination shall be treated as a termination by the Company without Cause pursuant to Section 7(c)(ii) hereof. As used herein, "Good Reason" shall mean:

          (i) a material breach by the Company of its obligations hereunder, including but not limited to a material and adverse change in the status or position of Employee as an executive officer of the Company including, without limitation, a material diminution in duties, responsibilities or authority, except in connection with the incapacity of Employee, or non-payment of Annual Salary or other compensation due hereunder; or

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          (ii) the Company,  without  Employee's consent (such consent not to be unreasonably withheld), transfers or relocates the office of Employee which would, after the initial relocation contemplated by this Agreement, require Employee to be based more than fifty
               (50) miles distance from his initial office in Winston-Salem, North Carolina;

          provided, however, that Good Reason shall not exist unless Employee has provided the Company with a written notice setting forth the reasons for the existence of Good Reason, and Company has not cured the reasons for the existence of Good Reason within thirty (30) days after receiving such notice.

8. RESTRICTIVE COVENANT. During the term of this Agreement and for a period of two (2) years after the termination of this Agreement by the Company or Employee, except pursuant to the provisions of Section 1 above, Employee shall not, either as an individual on his own account; as a partner, joint venturer, employee, agent, or salesman for any person; as an officer, director or stockholder (other than a beneficial holder of not more than five percent (5%) of the outstanding voting stock of a company having at least two hundred and fifty (250) holders of voting stock) of a corporation; or otherwise, directly or indirectly:

     (a) enter into or engage in the private mortgage insurance business or any other credit enhancement business in which, as of the date of such termination, the Company is then engaged or actively considering being engaged within:

          (i) any area of the United States or any foreign country in which the Company is then doing business;

          (ii) in the event that any court determines that the area set forth in the preceding subparagraph is too broad to be enforceable, each and every state of the United States or foreign country in which the Company had a market share, based on industry data, of at least four percent (4%) of net new mortgage insurance written as of the end of the quarter next preceding the date of termination of this Agreement; or

          (iii)in the event that any court determines that the area set forth in the preceding subparagraphs is too broad to be enforceable, each and every metropolitan statistical area of the United States or any foreign country in which the Company had a market share, based on industry data, of at least four percent (4%) of net new mortgage insurance written as of the end of the quarter next preceding the date of termination of this Agreement; or

          (iv) in the event that any court determines that the area set forth in the preceding subparagraphs is too broad to be enforceable, the States of Florida, Illinois and North Carolina; or

          (v) in the event that any court determines that the area set forth in the preceding subparagraphs is too broad to be enforceable, the State of North Carolina.

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     (b)  solicit  or  attempt  to solicit  any of the  Company's  customers  or prospective customers with whom Employee has had substantive business communications as an employee of the Company in the performance of his duties and responsibilities hereunder with the intent or purpose to perform for such customer the same or similar services or to sell to such customer the same or similar products, including other credit enhancement products, which Employee performed for or sold to such customer during the term of his employment hereunder; or

     (c) solicit or recruit any person who is an employee or agent of the Company, for employment in the private mortgage insurance business or any other credit enhancement business or for the purpose of soliciting or attempting to solicit any of the Company's customers or prospective customers as prohibited by Section 8(b) above.

          Employee and the Company agree and acknowledge that the Company does business on a nationwide basis, with customers located throughout the United States, and may do business world wide with customers located throughout the world and that any breach by Employee of the restrictive covenant contained herein would immeasurably and irreparably damage the Company. Employee and the Company agree and acknowledge that the duration, scope and geographic areas applicable to the noncompetition covenants in this Section 8 are fair, reasonable and necessary to protect legitimate business interests of the Company, and that adequate compensation has been received by Employee for such obligations.

9. CONFIDENTIAL INFORMATION AND DISCOVERIES. Employee acknowledges that he will, as a result of his duties as an employee of the Company, have access to and be in a position to receive confidential information, including trade secrets, relating to the Company. Therefore, Employee agrees that during his employment by the Company and thereafter he will not divulge to, or use for the benefit of, himself or any other person, any information concerning any inventions, discoveries, improvements, processes, methods, trade secrets, research or secret data (including, without limitation, customer or supplier lists, formulas, computer programs, software development or executive monitor systems), or other confidential matters possessed, owned or used by the Company that may be obtained or learned by Employee in the course of or as a result of his employment hereunder unless
     (i) such disclosure is authorized by the Company, (ii) such confidential information becomes generally available to and known by the public (other than as a result of disclosure directly or indirectly by the Employee) or
     (iii) such confidential information becomes available to Employee on a nonconfidential basis from a source other than the Company, or its employees or agents, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Company. The expiration or termination of employment shall not be deemed to release Employee from his duties hereunder not to convert to his own use or the use of others the rights or properties of the Company as described herein.

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10. CHANGE IN CONTROL.

     (a) CHANGE IN CONTROL SEVERANCE COMPENSATION. If within two (2) years following a Change in Control (as defined below), in the event of (i) a material and adverse change in the status or position of Employee as an executive officer of the Company including, without limitation, a material diminution in duties or responsibilities, except in connection with the incapacity of Employee, (ii) the transfer or relocation by the Company of the office of Employee which would require Employee to be based more than 50 miles distant from the location of his office immediately prior to such transfer or relocation, or (iii) the discontinuance of any bonus or incentive compensation plan for which the Company has determined Employee to be eligible and which represents a material portion of Employee's annual compensation, then Employee shall be entitled to terminate this Agreement and his employment hereunder and receive from the Company a payment equal to the amount of the Severance Payment specified in
          Section 7(c)(ii) of this Agreement (the "Change in Control Compensation"). Subject to Section 13(c) hereof, at the option of the Company, the Change in Control Compensation shall be payable either in a lump sum cash payment or in twenty-four (24) monthly installments commencing on the first day of the month following termination of this Agreement. If for any reason any court determines that any of the restrictions contained in Section 8 hereof are not enforceable, the Company shall have no obligation to pay the Change in Control Compensation or any remaining installment thereof to Employee.

     (b) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

          (i) any person or persons acting as a group, other than a person which as of the date of this Agreement is the beneficial owner of voting securities of the Company, or any employee benefit plan of the Company or its subsidiaries or affiliates, or Employee or a group including Employee, shall become the beneficial owner of securities of the Company representing the greater of (i) at least twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities, or (ii) at least the combined voting power of the Company's outstanding securities then held by Collateral Investment Corp., a Delaware corporation, and Collateral Mortgage, Ltd., an Alabama limited partnership, and any of their affiliates; or

          (ii) individuals who at any time during the term of this Agreement constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by

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               approval  of the proxy  statement  of the  Company  in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board; or

          (iii)any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

          (iv) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities.

     (c) NONDUPLICATION OF BENEFITS. If Employee receives any Change in Control Compensation under this Section 10, he or she shall not be entitled to receive any Severance Payments under Section 7 hereof.

11. ENFORCEMENT. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and of extraordinary character and that in the event of the breach by Employee of any of the terms and conditions of Section 8 or 9 of this Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach hereof, or to enforce the specific performance hereof by Employee or to enjoin Employee from performing acts prohibited above during the period herein covered, but nothing herein contained shall be construed to prevent such other remedy in the courts as the Company may elect to invoke.

12. RETURN OF DOCUMENTS. Upon the termination of this Agreement for any reason, Employee shall forthwith return and deliver to the Company and shall not retain any original or copies of any books, papers, price lists or customer contracts, bids or customer lists, files, books of account, notebooks and other documents and data relating to the performance by Employee of his duties hereunder, all of which materials are hereby agreed to be the property of the Company.

13.  TAX  AND  OTHER  RESTRICTIONS.   Notwithstanding  anything  herein  to  the
     contrary:

     (a) EXCESS PARACHUTE PAYMENTS. In the event that payment of any amount under this Agreement, including, but not limited to, any Severance Payment under Section 7(c) or Change in Control Compensation under
          Section 10, would cause Employee to be the recipient of an excess parachute payment within the meaning of section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of the payments to be made to Employee pursuant to this Agreement shall be reduced to an amount equal to one dollar less than the amount that

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          would cause the payments  hereunder to be excess  parachute  payments.
          The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be agreed to by Employee and the Company.

     (b) PAYMENTS IN EXCESS OF $1 MILLION. If any payment hereunder, including but not limited to, a Severance Payment under Section 7(c) or Change in Control Compensation under Section 10, would not be deductible by the Company for federal income tax purposes by reason of Code section 162(m), or any similar or successor statute (excluding Code section
          280G), such payment shall be deferred and the amount thereof shall be paid to Employee at the earliest time that such payment shall be deductible by the Company.

     (c) DEFERRED COMPENSATION PAYMENTS. Notwithstanding any provision of this Agreement other than this Section 13(c) to the contrary, no Severance Payment under Section 7(c) or Change in Control Compensation under
          Section 10 will be provided under this Agreement until the earliest of
          (A) the date of Employee's termination of employment, or if Employee is a "specified employee" as defined in Code section 409A, the date which is six (6) months after Employee's termination of employment for any reason, other than death or "disability" (as such term is used in Code section 409A(a)(2)(C)), (B) the date of Employee's death or "disability" (as such term is used in Code section 409A(a)(2)(C)) or
          (C) the effective date of a "change in the ownership or effective control" of the Company (within the meaning of Code section 409A(a)(2)(A)(v)). The first sentence of this Section 13(c) shall only apply to the extent required to avoid Employee's incurrence of any additional tax or interest under Code section 409A or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement (or of any award of compensation, including equity compensation) would cause Employee to incur any additional tax or interest under Code section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code section 409A and
          (ii) notify and consult with the Employee regarding such amendments or modifications prior to the effective date of any such change.

14.  MISCELLANEOUS.

     (a) NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Employee or the Company at the address set forth below their signatures at the end of this Agreement or to such other address as they shall notify each other in writing.

     (b) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns and Employee and his personal representatives, heirs, legatees and beneficiaries. This Agreement may be assigned by the Company with the

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          consent of Employee to a fiscally  responsible entity that assumes the obligations set forth herein, but shall not be assignable by Employee.

     (c) APPLICABLE LAW. THIS AGREEMENT shall be construed in accordance with the laws of the State of North Carolina in every respect, including, without limitation, validity, interpretation and performance. Any dispute between the parties hereto, arising under or relating to this Agreement or the Letter Agreement (as hereinafter defined), or Employee's employment with the Company, other than for an action by the Company under Section 11 hereof for specific performance, injunction or other equitable remedy to enforce Sections 8 and 9 hereof shall be settled by arbitration in Winston-Salem, North Carolina before a single arbitrator in accordance with the then applicable rules of the American Arbitration Association. Such arbitrator may award the prevailing party its reasonable attorneys' fees and expenses, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     (d) HEADINGS. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

     (e) SEVERABILITY. If for any reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s), or sentences(s) were omitted. The provisions of this Section 14(e), as well as Sections 8 and 9 hereof, shall survive the termination of this Agreement. The provisions of Section 7(c)(ii) hereof (whether directly or indirectly as the result of a resignation by Employee for Good Reason pursuant to Section 7(d) hereof) shall also survive the termination of this Agreement on account of the failure of the Company to renew this Agreement pursuant to Section 1 hereof.

     (f) ENTIRE AGREEMENT. This Agreement and the contemporaneously executed letter agreement dated September 9, 2005 (the "Letter Agreement") contain the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No officer, employee, or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the Letter Agreement or the subject matter thereof that is not contained therein, and Employee represents and warrants he has not executed this Agreement in reliance upon any such
          representation   or  promise,   except  as  contained  in  the  Letter
          Agreement. No modification of this Agreement or of the Letter Agreement shall be valid unless made in writing and signed by the parties hereto.

     (g) WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement or the Letter Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

     (h)  COUNTERPARTS.   This   Agreement  may  be  executed  in  one  or  more
          counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has signed this Agreement all on the day and year first above written.

                                         TRIAD GUARANTY INC.
                                           a Delaware corporation



                                        By: /s/William T. Ratliff, III
                                          ------------------------------------
                                                  William T. Ratliff, III
                                                  Chairman of the Board
                                        Address:  101 South Stratford Road
                                                  Winston-Salem, N. C.   27104






                                         MARK K. TONNESEN

                                          /s/Mark K. Tonnesen
                                         -------------------------------------
                                         Address: 45 Valecrest Drive
                                                  Toronto, Ontario, Canada M9A4P

September 9, 2005



Mr. Mark K. Tonnesen
45 Valecrest Drive
Toronto, Ontario M9A 4P5

Re:  Letter of Agreement

Dear Mr. Tonnesen:

This letter will set forth certain mutual understandings between you and Triad Guaranty Inc. (the "Company"). Specifically, this letter covers matters not included in your Employment Agreement executed as of the same date which will govern the terms of your continuing employment with the Company, and this letter incorporates by reference that Agreement.

1. RELOCATION COST. The Company agrees to cover certain costs you and your family will incur in relocating to Winston-Salem, North Carolina. These costs are to be itemized and estimated on the attached worksheet, incorporated into this agreement as Exhibit A. A significant portion of these expenses will be paid to you in a lump sum in advance. You hereby agree to provide documentation of these expenses to the Company and a final reconciliation of these costs will be conducted once all costs have been incurred. Following this final reconciliation, the Company will also pay to you a one-time payment to reimburse you for taxes payable on these relocation expenses. This payment will equal 55 percent of the total taxable income to you related to funds paid to you in reimbursement of relocation related costs and it is agreed by both parties that all efforts will be made to reduce the taxable income to you to the maximum extent permissible under law and IRS Code provisions. This payment will equal 65 percent of the total taxable income to you with respect to such funds as are determined to be taxable by the State of North Carolina as well as by the IRS.

2. INITIAL STOCK AND STOCK OPTION AWARDS. Once you have become employed full time by the Company and become domiciled in North Carolina, you will also be eligible to receive, and the Company shall award a one-time grant of restricted stock equal in value to $1.5 million pursuant to the Company's 1993 Long-Term Stock Incentive Plan (the "LSIP"). The restricted stock granted will be calculated by dividing $1.5 million by the Applicable Price. The Applicable Price will be calculated by averaging the closing price of Triad Guaranty common stock on the last three trading days prior to the date of execution of this agreement. You will also be eligible for a grant of stock options with a strike price at the closing price of Triad common stock on the date of the grant of such options. You will be eligible to receive three times as many options as the

Mr. Mark K. Tonnesen
September 9, 2005
Page 2


number of shares of restricted stock you receive in the grant described above. Fifty percent of these stock and option grants will vest at the second anniversary date of your employment and fifty percent will vest at the third anniversary date of your employment by the Company. In the event that your employment should be terminated without cause by the Company or by you for Good Reason or on account of a Change in Control, all as defined in your Employment Agreement, (hereinafter, a "Qualifying Termination"), between the first and second anniversary dates of your employment, you will, on the effective date of such termination, vest in one-third of your restricted stock and options and will have thirty (30) days in which to exercise your options from the date of your termination.

3. SUBSEQUENT EQUITY AWARDS. We have also agreed that you will be eligible for future equity grants under the LSIP or subsequent plans starting with grants made in 2007. With respect to any such grant of stock, stock options or other equity or equity equivalents (an "Equity Award"), if there is a Qualifying Termination following any such grant, you will vest pro rata in such Equity Award. The pro-rata calculation will be based upon the percentage of time elapsed from the original date of such grant to the vesting date, each award having multiple vesting dates utilized in the calculation (e.g. - a grant which vests equally in thirds over a three year period would have three vesting dates.) As an example, the calculation for a stock award which is six (6) months through a twelve (12) month vesting timeframe would vest 50 percent of its portion of the associated award, while that which is six (6) months through a twenty-four (24) month vesting timeframe would vest 25 percent of its portion of the associated award, and that which is six (6) months through a thirty-six (36) month vesting timeframe would best one-sixth of its portion of the associated award. In the event of such a termination, any options which might vest as the result of your termination and any other options already vested as of the termination date must be exercised within thirty (30) days of your termination date.

4. SUPPLEMENTAL BENEFITS. In addition to other cash compensation covered in the Employment Agreement referenced above, you will be paid a car allowance of $1,000 per month, reimbursement for financial planning services up to $7,500 per year, and reimbursement for the initiation fee and annual membership dues to a country club in the Winston-Salem, North Carolina vicinity. Such initiation fee to be subject to gross-up for federal and state tax purposes on the same terms as in number one (1) above.

5. MISCELLANEOUS. All compensation agreements and terms contained herein are subject to the limitations outlined in Section 13 of the Employment Agreement referenced above. This letter is not intended to contradict any of the terms or conditions of the Employment Agreement but is intended as a supplement thereto.

Mr. Mark K. Tonnesen
September 9, 2005
Page 3


We have requested and you have agreed to assume the title of President and Chief Executive Officer of Triad Guaranty Inc. as of September 14, 2005. Both parties understand and hereby acknowledge that you will be making all efforts practicable to move your place of domicile to the Winston-Salem area and that your efforts from September 14, 2005, forward will be dedicated solely for the benefit of the Company and you will be working full-time for the Company as defined in your Employment Agreement.

Any termination or severance from employment with the Company following the seventh anniversary of the date of your employment shall be deemed a retirement for purposes of this agreement and all future awards made under the current or any subsequent long-term incentive plans or equity award programs of the Company.

Please acknowledge your agreement with the terms and arrangements put forth in this letter by signing and dating a copy of this letter in the space provided below. Once executed, the Employment Agreement of the same date between the parties and this letter as a supplement thereto will constitute the entire agreement between the parties and can only be amended if done so in writing by mutual agreement.


                                         TRIAD GUARANTY INC.
                                            a Delaware corporation


                                        By:    /s/William T. Ratliff, III
                                            ------------------------------
                                                 William T. Ratliff, III
                                                 Chairman of the Board
                                        Address: 101 South Stratford Road
                                                 Winston-Salem, N.C. 27104


                                        MARK K. TONNESEN

                                               /s/Mark K Tonnesen
                                            ------------------------------
                                        Address: 45 Valecrest Drive
                                                 Toronto, Ontario, Canada M9